Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

FOURTH QUARTER AND FULL YEAR EARNINGS

MIAMI (December 20, 2011) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced non-GAAP net income of $216 million, or $0.28 diluted EPS for the fourth quarter of 2011. Reported net income, which includes net unrealized gains on fuel derivatives of $1 million, was $217 million, or $0.28 diluted EPS. Net income for the fourth quarter of 2010 was $248 million, or $0.31 diluted EPS. Revenues for the fourth quarter of 2011 were $3.7 billion compared to $3.5 billion for the prior year.

Non-GAAP net income for the full year 2011 was $1.9 billion, or $2.42 diluted EPS, compared to net income of $2.0 billion, or $2.47 diluted EPS, for the prior year. Full year 2011 reported net income was $1.9 billion, or $2.42 diluted EPS. Revenues for the full year 2011 were $15.8 billion compared to $14.5 billion for the prior year.

The company recently implemented a fuel derivatives program to mitigate a portion of its economic risk attributable to potentially significant fuel price increases. The company believes it is more meaningful to evaluate its earnings performance by excluding the impact of unrealized gains and losses on its fuel derivatives from non-GAAP net income and diluted earnings per share until the gains or losses are realized. For further information on the company’s fuel derivatives program see “Fuel Derivatives” below.

Carnival Corporation & plc Chairman and CEO Micky Arison noted that earnings on a non-GAAP basis were in line with the company’s September guidance for the fourth quarter of 2011.

Commenting on 2011 full year results, Arison said, “On the whole, 2011 was an encouraging year for our global portfolio of cruise brands. Our North American brands performed well, achieving an almost four percent revenue yield increase, while our European, Australian and Asian brand yields were in line with the prior year (constant dollars) despite having been significantly impacted by the geo-political unrest in the Middle East and North Africa. Higher revenue yields partially offset a 32 percent increase in fuel prices, which reduced earnings by $535 million or $0.68 per share for the year.”

Arison added, “Cash from operations of $3.8 billion provided more than ample funding for our $2.7 billion capital investment program and enabled the company to return excess cash to shareholders. Earlier this year, our quarterly dividend was increased from $0.10 to $0.25 per share resulting in $670 million of dividend distributions. In addition, we purchased 14.8 million of the company’s shares in the open market at a cost of $455 million.”

Key metrics for the fourth quarter 2011 compared to the prior year were as follows:

•

On a constant dollar basis net revenue yields (net revenue per available lower berth day, “ALBD”) increased 1.5 percent for 4Q 2011, which was in line with the company’s September guidance, up 1.0 to 2.0 percent. Gross revenue yields increased 0.3 percent in current dollars.

•

Net cruise costs excluding fuel per ALBD decreased 1.8 percent in constant dollars, less than the September guidance, down 3.0 to 4.0 percent. Gross cruise costs including fuel per ALBD in current dollars increased 2.6 percent.

•	Fuel prices increased 39 percent to $680 per metric ton for 4Q 2011 from $488 per metric ton in 4Q 2010 and was in line with the September guidance of $686 per metric ton.

•

The company implemented a fuel derivatives program in 4Q 2011, which resulted in $1 million of net unrealized gains on its portfolio of fuel derivatives. There were no realized gains or losses on fuel derivatives during 4Q 2011.

Full Year 2012 Outlook

At this time, cumulative advance bookings for 2012 are at slightly higher prices with slightly lower occupancies compared to the prior year. For the last six weeks, booking volumes for the first three quarters of 2012 are running well ahead of the prior year at lower prices.

Looking forward, Arison stated, “Our base of business for 2012 is solid and we are experiencing strong booking volumes leading into wave season, our heaviest booking period which begins in early January. Despite the uncertain economic environment, we anticipate a continued slow recovery in yields in 2012 driven by ongoing consumer recognition that our cruises provide an exceptional value.”

He added, “A wide array of exciting innovations and the continued modernization of our existing global fleet should drive even greater consumer interest and enthusiasm for our brands. An example is Carnival Cruise Lines’ recently announced Fun Ship 2.0, which is a multi-year

$500 million investment to transform the shipboard experience through exciting partnerships and new branded spaces. Carnival Liberty, which was recently re-introduced with several of the new features, has generated exceptional buzz and has been well received by consumers and travel agents.”

Based on current booking trends, the company forecasts full year 2012 net revenue yields, on a constant dollar basis, to be up 1.0 to 2.0 percent. The company expects net cruise costs excluding fuel per ALBD for the full year 2012 to be in line with the prior year on a constant dollar basis. At current exchange rates, full year 2012 net income is expected to be reduced by $135 million or $0.17 per share compared to 2011 due to changes in currency exchange rates.

Taking all the above factors into consideration, the company forecasts full year 2012 non-GAAP diluted earnings per share to be in the range of $2.55 to $2.85, compared to 2011 non-GAAP diluted earnings of $2.42 per share.

Arison added, “We remain focused on strategic growth through the addition of two to three new ships per year and expect to continue to return excess cash to shareholders. Based on the above guidance, we estimate our cash from operations will approach $4 billion in 2012, while our capital investment commitment will be $2.6 billion. We expect to generate significant free cash flow in 2012 and beyond, which should provide further opportunities to return cash to shareholders.”

During 2012, the company will introduce three new ships. Costa Fascinosa is scheduled for delivery in April, while AIDAmar and Carnival Breeze are scheduled for delivery in May. Recently, P&O Cruises (Australia) sold Pacific Sun which will leave the fleet in July 2012.

First Quarter 2012 Outlook

First quarter constant dollar net revenue yields are expected to increase 1.5 to 2.5 percent compared to the prior year. Net cruise costs excluding fuel per ALBD for the first quarter are expected to be up 3.5 to 4.5 percent on a constant dollar basis compared to the prior year due primarily to the higher number of dry-dock days and related costs versus the prior year. Fuel costs for the first quarter are expected to increase $93 million compared to the prior year, costing an additional $0.12 per share.

Based on the above factors, including the higher fuel prices, the company expects non-GAAP diluted earnings for the first quarter 2012 to be in the range of $0.06 to $0.10 per share versus 2011 non-GAAP earnings of $0.19 per share.

Selected Key Forecast Metrics

	Full Year 2012		First Quarter 2012
	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Year over year change:
Net revenue yields	(1.5) to (0.5)%	1.0 to 2.0%	0.5 to 1.5%	1.5 to 2.5%
Net cruise costs excl. fuel / ALBD	(3.0) to (2.0)%	(0.5) to 0.5%	2.5 to 3.5%	3.5 to 4.5%

	Full Year 2012	First Quarter 2012
Fuel price per metric ton	$650	$652
Fuel consumption (metric tons in thousands)	3,470	860
Currency: Euro	$1.30 to €1	$1.30 to €1
Sterling	$1.55 to £1	$1.55 to £1

Fuel Derivatives

As noted above, the company recently implemented a fuel derivatives program to mitigate a portion of its economic risk attributable to potentially significant fuel price increases. As part of the company’s fuel derivatives program, the company will evaluate various derivative products and strategies.

To date under this program, the company has bought Brent crude oil (“Brent”) call options and sold Brent put options, collectively referred to as zero cost collars, that established ceiling and floor Brent prices. During the fourth quarter of 2011, the company entered into zero cost collars for approximately 10 percent of its estimated fuel consumption for the second half of fiscal 2012 through fiscal 2015. The company will not realize any economic gain or loss upon the maturity of these zero cost collars unless the price of Brent is above the ceiling price or below the floor price.

The company designed its fuel derivatives program to maximize operational flexibility by utilizing derivative markets with significant trading liquidity. Although these derivatives act as economic hedges, hedge accounting is not applied. Accordingly, the impact of any realized gains and losses on fuel derivatives that mature during each period, as well as any changes in unrealized gains and losses resulting from mark-to-market adjustments on our outstanding fuel derivatives, are recorded as a nonoperating item in the Statements of Income. The company’s references to fuel prices and fuel costs exclude the impact of its fuel derivatives program.

The company believes it is more meaningful to evaluate its earnings performance by excluding the impact of unrealized gains and losses on its fuel derivatives from non-GAAP net income and diluted earnings per share until the gains or losses are realized.

At November 30, 2011, the company’s outstanding fuel derivatives consisted of zero cost collars on Brent for a portion of the company’s estimated fuel exposure as follows:

Maturities(a)	Brent Barrels (in thousands)	Weighted-average floor price	Weighted-average ceiling price	Percent of estimated fuel consumption
Q3-Q4 2012	1,044	$75	$135	10%
2013	2,112	$74	$132	10%
2014	2,112	$71	$128	10%
2015	2,160	$71	$125	10%

(a)	Fuel derivatives mature evenly over each quarter within the above periods.

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. GMT) today to discuss its 2011 fourth quarter and full year earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe, Australia and Asia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, Ibero Cruises, P&O Cruises (UK) and P&O Cruises (Australia).

Together, these brands operate 100 ships totaling 199,000 lower berths with 10 new ships scheduled to be delivered between April 2012 and March 2016. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this earnings release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate,” “target” and similar expressions of future intent or the negative of such terms. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements that may impact, among other things, the forecasting of Carnival Corporation & plc’s non-GAAP earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and tax costs, fuel expenses, costs per available lower berth day, estimates of ship depreciable lives and residual values, liquidity, goodwill and trademark fair values and outlook. These factors include, but are not limited to, the following: general economic and business conditions; fluctuations in foreign currency exchange rates; the international political climate, armed conflicts, terrorist and pirate attacks, vessel seizures, and threats thereof, and other world events affecting the safety and security of travel; competition from and overcapacity in the cruise ship or land-based vacation businesses; accidents, the spread of contagious diseases and threats thereof, adverse weather conditions or natural disasters and other incidents affecting the health, safety, security and satisfaction of guests and crew; negative publicity concerning the cruise business in general, or Carnival Corporation & plc in particular, including any adverse environmental or community impacts of cruising; lack of continuing availability of attractive, convenient and safe port destinations; changes in and compliance with laws and regulations relating to the protection of persons with disabilities, employment, environment, health, safety, security, tax and other regulations under which Carnival Corporation & plc operates; economic, market and political factors that are beyond Carnival Corporation & plc’s control, which could increase its operating, financing and other costs, especially its fuel expenditures; volatility in fuel prices; the ability of Carnival Corporation & plc to implement its shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with its expectations; increases in Carnival Corporation & plc’s repairs and maintenance expenses and refurbishment costs as its fleet ages; the continued strength of Carnival Corporation & plc’s cruise brands and its ability to implement its brand strategies; Carnival Corporation & plc’s international operations are subject to additional risks not generally applicable to its U.S. operations; geographic regions in which Carnival Corporation & plc tries to expand its business may be slow to develop and ultimately not develop how it expects; whether Carnival Corporation & plc’s future operating cash flow will be sufficient to fund future obligations and whether it will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with its expectations; the impact of disruptions in the global financial markets or other events may negatively affect the ability of Carnival Corporation & plc’s counterparties and others to perform their obligations; continuing financial viability of Carnival Corporation & plc’s travel agent distribution system, air service providers and other key vendors in its supply chain and reductions in the availability of, and increases in the pricing for, the services and products provided by these vendors; Carnival Corporation & plc’s decisions to self-insure against various risks or its inability to obtain insurance for certain risks at reasonable rates; disruptions and other damages to Carnival Corporation & plc’s information technology and other networks and operations, and breaches in data security; loss of key personnel or Carnival Corporation & plc’s ability to recruit or retain qualified personnel; union disputes and other employee relation issues; and risks associated with the dual listed company arrangement. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jennifer De La Cruz	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in millions, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2011	2010	2011		2010
Revenues
Cruise
Passenger tickets	$2,821	$2,666	$12,158		$11,084
Onboard and other	847	791	3,357		3,104
Tour and other	28	40	278		281

	3,696	3,497	15,793		14,469

Costs and Expenses
Operating
Cruise
Commissions, transportation and other	549	561	2,461		2,272
Onboard and other	128	124	506		474
Payroll and related	442	411	1,723		1,611
Fuel	583	413	2,193		1,622
Food	236	222	965		869
Other ship operating	606	587	2,247		2,032
Tour and other	25	38	204		212

Total	2,569	2,356	10,299		9,092
Selling and administrative	434	433	1,717		1,614
Depreciation and amortization	385	367	1,522		1,416

	3,388	3,156	13,538		12,122

Operating Income	308	341	2,255		2,347

Nonoperating (Expense) Income
Interest income	3	2	11		12
Interest expense, net of capitalized interest	(92)	(93)	(365)		(378)
Gains on fuel derivatives, net	1 (a)	—	1	(a)	—
Other (expense) income, net	(11)	5	10		(2)

	(99)	(86)	(343)		(368)

Income Before Income Taxes	209	255	1,912		1,979

Income Tax Benefit (Expense), Net	8	(7)	—		(1)

Net Income	$217	$248	$1,912		$1,978

Earnings Per Share
Basic	$0.28	$0.31	$2.43		$2.51

Diluted	$0.28	$0.31	$2.42		$2.47

Non-GAAP Earnings Per Share-Diluted	$0.28 (b)	$0.31	$2.42	(b)	$2.47

Dividends Declared Per Share	$0.25	$0.10	$1.00		$0.40

Weighted-Average Shares Outstanding – Basic	778	789	787		788

Weighted-Average Shares Outstanding – Diluted	780	801	789		805

(a)	There were no realized gains or losses on fuel derivatives.
(b)	Excludes $1 million of net unrealized gains on fuel derivatives.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions, except par values)

	November 30,
	2011	2010

ASSETS
Current Assets
Cash and cash equivalents	$450	$429
Trade and other receivables, net	263	248
Inventories	374	320
Prepaid expenses and other	225	247

Total current assets	1,312	1,244

Property and Equipment, Net	32,054	30,967

Goodwill	3,322	3,320

Other Intangibles	1,330	1,320

Other Assets	619	639

	$38,637	$37,490

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$281	$740
Current portion of long-term debt	1,019	613
Accounts payable	576	503
Accrued liabilities and other	1,123	1,094
Customer deposits	3,106	2,805

Total current liabilities	6,105	5,755

Long-Term Debt	8,053	8,011

Other Long-Term Liabilities and Deferred Income	647	693

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 647 shares at 2011 and 646 shares at 2010 issued	6	6
Ordinary shares of Carnival plc, $1.66 par value; 215 shares at 2011 and 214 shares at 2010 issued	357	355
Additional paid-in capital	8,180	8,094
Retained earnings	18,349	17,224
Accumulated other comprehensive loss	(209)	(254)
Treasury stock, 52 shares at 2011 and 39 shares at 2010 of Carnival Corporation and 33 shares at 2011 and 31 shares at 2010 of Carnival plc, at cost	(2,851)	(2,394)

Total shareholders’ equity	23,832	23,031

	$38,637	$37,490

CARNIVAL CORPORATION & PLC

OTHER INFORMATION

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2011	2010	2011	2010

STATISTICAL INFORMATION
Passengers carried (in thousands)	2,367	2,259	9,559	9,147
Occupancy percentage (a)	103.2%	103.8%	106.2%	105.6%
Fuel consumption (metric tons in thousands)	858	846	3,395	3,319
Fuel cost per metric tons consumed	$680	$488	$646	$489
Currencies
U.S. dollar to €1	$1.37	$1.35	$1.40	$1.33
U.S. dollar to £1	$1.58	$1.58	$1.60	$1.55
U.S. dollar to Australian dollar	$1.02	$.97	$1.03	$.91

CASH FLOW INFORMATION
Cash from operations	$749	$734	$3,766	$3,818
Capital expenditures	$261	$741	$2,696	$3,579
Dividends paid	$197	$79	$671	$237

(a)	In accordance with cruise business practice, occupancy is calculated using a denominator of two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues, without rounding, by ALBDs as follows (dollars in millions, except yields) (a) (b):

	Three Months Ended			Twelve Months Ended
	November 30,			November 30,
		2011			2011
		Constant			Constant
	2011	Dollar	2010	2011	Dollar	2010
Passenger ticket revenues	$2,821	$2,805	$2,666	$12,158	$11,901	$11,084
Onboard and other revenues	847	842	791	3,357	3,299	3,104

Gross cruise revenues	3,668	3,647	3,457	15,515	15,200	14,188

Less cruise costs
Commissions, transportation and other	(549)	(547)	(561)	(2,461)	(2,421)	(2,272)
Onboard and other	(128)	(126)	(124)	(506)	(495)	(474)

	(677)	(673)	(685)	(2,967)	(2,916)	(2,746)

Net passenger ticket revenues	2,272	2,258	2,105	9,697	9,480	8,812
Net onboard and other revenues	719	716	667	2,851	2,804	2,630

Net cruise revenues	$2,991	$2,974	$2,772	$12,548	$12,284	$11,442

ALBDs (c)	17,792,044	17,792,044	16,824,720	69,970,910	69,970,910	66,545,164

Gross revenue yields	$206.19	$205.03	$205.48	$221.74	$217.24	$213.21
% increase (decrease) vs. 2010	0.3%	(0.2)%		4.0%	1.9%

Net revenue yields	$168.15	$167.17	$164.74	$179.35	$175.56	$171.94
% increase vs. 2010	2.1%	1.5%		4.3%	2.1%

Net passenger ticket revenue yields	$127.72	$126.93	$125.07	$138.60	$135.49	$132.41
% increase vs. 2010	2.1%	1.5%		4.7%	2.3%

Net onboard and other revenue yields	$40.43	$40.23	$39.67	$40.75	$40.07	$39.52
% increase vs. 2010	1.9%	1.4%		3.1%	1.4%

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel, without rounding, by ALBDs as follows (dollars in millions, except costs per ALBD) (a) (b):

	Three Months Ended			Twelve Months Ended
	November 30,			November 30,
		2011			2011
		Constant			Constant
	2011	Dollar	2010	2011	Dollar	2010
Cruise operating expenses	$2,544	$2,535	$2,318	$10,095	$9,952	$8,880
Cruise selling and administrative expenses (d)	433	430	425	1,696	1,666	1,583

Gross cruise costs	2,977	2,965	2,743	11,791	11,618	10,463
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(549)	(547)	(561)	(2,461)	(2,421)	(2,272)
Onboard and other	(128)	(126)	(124)	(506)	(495)	(474)

Net cruise costs	2,300	2,292	2,058	8,824	8,702	7,717
Less fuel	(583)	(583)	(413)	(2,193)	(2,193)	(1,622)

Net cruise costs excluding fuel	$1,717	$1,709	$1,645	$6,631	$6,509	$6,095

ALBDs (c)	17,792,044	17,792,044	16,824,720	69,970,910	69,970,910	66,545,164

Gross cruise costs per ALBD	$167.28	$166.66	$163.03	$168.51	$166.05	$157.23
% increase vs. 2010	2.6%	2.2%		7.2%	5.6%

Net cruise costs per ALBD	$129.24	$128.80	$122.30	$126.11	$124.37	$115.96
% increase vs. 2010	5.7%	5.3%		8.8%	7.3%

Net cruise costs excluding fuel per ALBD	$96.47	$96.03	$97.77	$94.76	$93.02	$91.59
% (decrease) increase vs. 2010	(1.3)%	(1.8)%		3.5%	1.6%

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

Non-GAAP fully diluted earnings per share was computed as follows (in millions, except per share data) (b) (e):

	Three Months Ended		Twelve Months Ended
	November 30,		November 30,
	2011	2010	2011	2010

Net income – diluted
U.S. GAAP net income	$217	$250	$1,912	$1,989
Unrealized gains on fuel derivatives, net	(1)	—	(1)	—

Non-GAAP net income	$216	$250	$1,911	$1,989

Weighted-average shares outstanding – diluted	780	801	789	805

Earnings per share – diluted
U.S. GAAP earnings per share	$0.28	$0.31	$2.42	$2.47
Unrealized gains on fuel derivatives, net	—	—	—	—

Non-GAAP earnings per share	$0.28	$0.31	$2.42	$2.47

Notes to Non-GAAP Financial Measures

(a)	We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs per ALBD and net cruise costs excluding fuel per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our consolidated financial statements.

Net revenue yields are commonly used in the cruise business to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit card fees. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

Net passenger ticket revenues reflect gross cruise revenues, net of (1) onboard and other revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net onboard and other revenues reflect gross cruise revenues, net of (1) passenger ticket revenues, (2) commissions, transportation and other costs and (3) onboard and other cruise costs. Net passenger ticket revenue yields and net onboard and other revenue yields are computed by dividing net passenger ticket revenues and net onboard and other revenues by ALBDs.

Net cruise costs per ALBD and net cruise costs excluding fuel per ALBD are the most significant measures we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs with and without fuel to avoid duplicating these variable costs in our non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the quantitative reconciliations of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs would include a significant amount of uncertainty in projecting the costs deducted to arrive at this measure. As such, management does not believe that this reconciling information would be meaningful.

In addition, because our Europe, Australia & Asia cruise brands utilize the euro, sterling and Australian dollar to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies and decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies. Accordingly, we also monitor and report these non-GAAP financial measures assuming the 2011 periods’ currency exchange rates have remained constant with the 2010 periods’ rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure of business trends since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES (CONTINUED)

(b)	Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The presentation of our non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared in accordance with U.S. GAAP. There are no specific rules for determining our non-GAAP current and constant dollar financial measures and, accordingly, they are susceptible to varying calculations, and it is possible that they may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

(c)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(d)	For the three and twelve months ended November 30, 2011, selling and administrative expenses were $434 million ($433 million in 2010) and $1.7 billion ($1.6 billion in 2010), respectively. For the three and twelve months ended November 30, 2011, selling and administrative expenses were comprised of cruise selling and administrative expenses of $433 million ($425 million in 2010) and $1.7 billion ($1.6 billion in 2010) and Tour and Other selling and administrative expenses of $1 million ($8 million in 2010) and $21 million ($31 million in 2010), respectively.

(e)	Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are immediately recognized in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our future earnings performance since they may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our earnings per share (“EPS”) and, accordingly, we present a non-GAAP EPS excluding these unrealized gains and losses.

We have not included in our earnings guidance any estimates of unrealized gains and losses on fuel derivatives because forecasting these amounts involves a significant amount of uncertainty and are not an indication of our future earnings performance. Accordingly, our earnings guidance is presented on a non-GAAP basis only. As a result, we did not present a reconciliation between forecasted non-GAAP diluted EPS guidance and forecasted U.S. GAAP diluted EPS guidance, since we do not believe that the reconciliation information would be meaningful.

For 2010, diluted net income included an add-back of interest expense on dilutive convertible notes.